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EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
OF RESTATED AND AMENDED
CERTIFICATE OF INCORPORATION OF
COHERENT, INC.

        The undersigned certifies that:

  1.
  He is the president of Coherent, Inc., a Delaware corporation.

  2.
  ARTICLE 4 of the Restated and Amended Certificate of Incorporation of this corporation is amended to read as follows:

      "4. This corporation is authorized to issue one class of shares designated "Common Stock." The total number of shares which this corporation shall have authority to issue is Five Hundred Million (500,000,000) shares of Common Stock with a par value of $.01 per share."

  3.
  The foregoing amendment to the Restated and Amended Certificate of Incorporation has been duly approved by the board of directors.

  4.
  The foregoing amendment to the Restated and Amended Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

        I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of my own knowledge.

DATE: April 24, 2001	/s/ BERNARD COUILLAUD Bernard Couillaud, President

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  EXHIBIT 3.2